EXHIBIT K-13



             [LETTERHEAD OF THE INDIANA UTILITY REGULATORY COMPANY]


                                                              September 28, 2000


Mr. Jonathan G. Katz, Secretary
Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Dear Mr. Katz:

          We are writing with respect to Indianapolis Power & Light Company, its parent, IPALCO Enterprises, Inc. and The AES Corporation.

          We have been advised that The AES Corporation, through its subsidiaries (other than IPALCO Enterprises, Inc. and its subsidiaries), affiliates, or through other entities, currently holds, and intends to continue to hold and acquire ownership interests in electric and natural gas facilities in one or more foreign countries. We submit this letter pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended.

          The Indiana Utility Regulatory Commission hereby certifies to you that it has the authority and resources to protect ratepayers subject to its jurisdiction and that it intends to exercise that authority.

                                        Sincerely,


                                        /s/ William D. McCarty
                                        ----------------------------------------
                                            William D. McCarty
                                            Chairman